Exhibit 99.1

Date: May 4, 2016

Spectra Energy Reports First Quarter 2016 Results

First Quarter Highlights:

•	Distributable cash flow of $523 million and declared dividends of $284 million

•	2015 expansion projects at U.S. Transmission and Distribution continued to add to EBITDA and cash generation

•	$8 billion of expansion projects in execution advancing as planned

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported first quarter 2016 financial results. For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $757 million, compared with $788 million in the prior-year quarter.

Distributable cash flow (DCF) for the quarter was $523 million, compared with $578 million in the same quarter last year.

Ongoing net income from controlling interests was $238 million, or $0.35 diluted earnings per share (EPS), compared with $274 million, or $0.41 diluted EPS in first quarter 2015. Reported net income from controlling interests was $234 million, or $0.35 diluted EPS, compared with $267 million, or $0.40 diluted EPS in first quarter 2015.

CEO COMMENT

“Spectra Energy’s solid first quarter results are very much in line with our full year expectations. Our businesses generated strong earnings and cash flow despite continued headwinds in the sector. These results, which illustrate our stable, reliable and disciplined business model, continue to give us confidence in our ability to deliver on the plan we outlined to investors in February,” said Greg Ebel, chief executive officer, Spectra Energy.

“Spectra Energy benefits from the flexibility of multiple financing options across the corporation. This allows us to access capital markets at favorable rates and fund our $8 billion of secured expansion projects, as demonstrated by our recent successful equity raises. Those expansion projects are advancing as planned, and we continue to make great progress on projects under development. Most notably, we moved closer to placing Access Northeast – our solution to lower electricity costs and improve electric reliability in New England – into execution,” continued Ebel.

SEGMENT RESULTS

Spectra Energy Partners

Ongoing EBITDA from Spectra Energy Partners was $473 million in first quarter 2016, compared with $464 million in first quarter 2015. The 2015 period excludes a non-cash special item expense of $9 million. These results reflect increased earnings from expansion projects in our natural gas transmission business, partially offset by lower interruptible and short-term contract transportation revenue due to warmer weather and the absence of equity earnings from Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, which Spectra Energy Partners owned until October 2015. Earnings from these NGL pipeline interests are now reflected in the Field Services segment.

Distribution

Distribution reported first quarter 2016 EBITDA of $170 million, compared with $192 million in first quarter 2015. This decrease was mainly due to the effect of a lower Canadian dollar and warmer weather, partially offset by incremental earnings from the 2015 Dawn-Parkway expansion project.

Western Canada Transmission & Processing

Western Canada Transmission & Processing reported first quarter 2016 EBITDA of $123 million, compared with $161 million in first quarter 2015. The segment’s results reflect the effect of a lower Canadian dollar and lower earnings at Empress, largely due to changes in non-cash mark-to-market commodity-related pricing adjustments associated with the risk management program.

Field Services

Ongoing EBITDA from Field Services was $10 million in first quarter 2016, compared with $(14) million in first quarter 2015. The ongoing results exclude non-cash special item expenses of $7 million in 2016 and a special item expense of $3 million in 2015. Results for the quarter reflect higher earnings attributable to expansions and favorable contract realignment efforts, including a settlement with a producer that DCP announced earlier in the year. These increases were partially offset by lower commodity prices and volume declines in certain geographic regions.

During the first quarters of 2016 and 2015, respectively, NGL prices averaged $0.37 per gallon versus $0.49 per gallon, NYMEX natural gas averaged $2.09 per million British thermal units (MMBtu) versus $2.98 per MMBtu, and crude oil averaged approximately $33 per barrel versus $49 per barrel.

Other

“Other” reported net expenses of $19 million in first quarter 2016, compared with $15 million in first quarter 2015, reflecting higher corporate costs, including employee benefits costs. “Other” primarily consists of corporate expenses, including benefits and captive insurance.

Income Tax Expense

Income tax expense was $98 million in first quarter 2016, compared with $101 million in first quarter 2015, reflecting lower earnings. The effective tax rate was 24 percent in the first quarter of both 2016 and 2015.

Interest Expense

Interest expense was $151 million in first quarter 2016, compared with $159 million in first quarter 2015, reflecting higher capitalized interest and a lower Canadian dollar, partially offset by higher average long-term debt balances.

Foreign Currency

Net income from controlling interests for the quarter was lower by $14 million due to a lower Canadian dollar.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of March 31, 2016, was $15.0 billion, with available liquidity of $2.7 billion. Including contributions from noncontrolling interests, Spectra Energy has $3.0 billion of capital expansion spending planned in 2016, $1.8 billion of which will be at Spectra Energy Partners.

Through its newly initiated “At the Market” (ATM) equity issuance program, Spectra Energy has received net proceeds of $383 million this year.

In April 2016, Spectra Energy issued 16.1 million common shares to the public for total net proceeds of $479 million. The proceeds were used to purchase 10.4 million common units from Spectra Energy Partners.

Including contributions from noncontrolling interests of $95 million, total capital spending in first quarter 2016 was $596 million, composed of $508 million of growth capital expenditures and $88 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

Spectra Energy continues to make progress on securing $35 billion in new projects by the end of the decade. At the end of first quarter 2016, the company had:

$10.2 billion – in service and delivering solid cash flows

$8.3 billion – in execution, including ~ $2 billion scheduled for 2016 in-service

$20+ billion – in development

Spectra Energy Partners

Spectra Energy Partners has advanced numerous projects across the system. Sabal Trail, a joint venture with NextEra Energy and Duke Energy, received its Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission (FERC) in February. This approval authorizes Sabal Trail, subject to certain conditions, to proceed with construction in order to meet a May 2017 in-service date. On April 1, 2016, Sabal Trail ownership agreements were finalized with Spectra Energy Partners, NextEra Energy and Duke Energy owning 50 percent, 42.5 percent and 7.5 percent respectively.

The NEXUS project, a joint venture with DTE Energy, will allow customers to move up to 1.5 billion cubic feet per day (Bcf/d) to Ohio and Michigan markets with access to the Dawn Hub, which is the second largest physically traded gas hub in North America and is owned and operated by Union Gas. NEXUS has a strong customer base and is moving forward with support from executed customer agreements with local distribution companies (LDCs), as well as Marcellus and Utica producers.

NEXUS has also signed 13 interconnect agreements with industrial facilities and power generators that could connect incremental load across Northern Ohio of up to 1.75 Bcf/d, which demonstrates strong long-term market support for our route and the project. NEXUS has consistently met its milestones and is on target for a November 2017 in-service date.

The AIM project is now in its second year of construction and more than 60 percent complete. AIM is supported by New England LDCs and is scheduled to meet its planned in-service date in fourth quarter 2016.

Advancements continue in our other projects in execution. Projects on track for in-service dates in 2016 include Loudon Expansion, which received its FERC certificate and commenced construction in March, Ozark, Salem Lateral and the first phase of Gulf Markets. Projects scheduled to go into service in 2017 include Atlantic Bridge, Access South, Adair Southwest, Lebanon Extension, TEAL and the second phase of Gulf Markets.

The PennEast project continues to move forward, and received its notice of schedule from FERC in March. The project has an expected in-service date in the second half of 2018.

Access Northeast, a project under development with Eversource Energy and National Grid, is focused on the New England electric power market and saving consumers money while improving the reliability of the region’s energy system. In normal weather conditions, the project could save electric consumers an average of $1 billion a year. Savings during the extreme 2013-2014 winter could have been $2.5 billion with Access Northeast in service.

This solution is designed to meet the needs of New England by maximizing use of existing utility corridors and the Algonquin and Maritimes & Northeast pipelines, which directly connect to more than 60 percent of the existing ISO-New England gas-fired electric generation capacity and more than 80 percent of the new capacity that has recently cleared the ISO-New England forward capacity market. Access Northeast will cost-effectively deliver affordable natural gas when power generators need it, with new tariff services to handle peak hours, seasonal needs, and quick starts to support intermittent wind and solar energy.

Access Northeast has executed contracts with electric distribution companies in New Hampshire and Massachusetts totaling more than 50 percent of the 0.9 Bcf/d project design capacity, and processes are under way at state public utility commissions, which are required to approve those contracts. The project anticipates additional contracts as regulatory processes progress in Connecticut, Rhode Island and Maine.

In April, FERC issued the Notice of Intent to prepare an Environmental Impact Statement for the Access Northeast project, which initiates the formal scoping process FERC utilizes to gather input from the public and interested agencies on the project. The project continues to advance toward a late 2018 initial in-service date, and Spectra Energy Partners expects to move Access Northeast into execution later this year.

In the liquids business, the Express Enhancement project is supported by long-term contracts and is on schedule for completion by the end of 2016.

Distribution

Union Gas’ Dawn storage hub and mainline transmission system continues to expand and is increasingly important in supplying gas to eastern Canada and the U.S. Northeast.

The 2016 and 2017 Dawn Parkway expansions are in construction and are on schedule for their respective in-service dates. Construction has also commenced on the Burlington-Oakville expansion, which is expected to be in service later this year.

Western Canada Transmission & Processing

Two expansion projects on the company’s BC Pipeline in Western Canada are underpinned by long-term contracts with Montney producers. The High Pine project will add capacity through pipeline looping and compression, delivering an additional 240 million cubic feet per day (MMcf/d) of capacity growth, with an expected in-service date of late 2016. The project application was filed for approval with Canada’s National Energy Board (NEB) in fourth quarter 2015. Wyndwood will add 50 MMcf/d of capacity through the addition of pipeline looping and compressor station modifications, with an expected in-service date of 2018.

The Jackfish Lake project is proceeding on schedule to be in service in 2017; the project application was filed with the NEB in fourth quarter 2015.

The RAM project will increase reliability and maintainability on our fully contracted 1.5 Bcf/d T-South system, is proceeding on schedule, and will phase in from 2016 through 2018. Upon completion, RAM will allow significantly higher summer load factors than previous years to meet increased demands for low-cost British Columbia production in the Pacific Northwest.

Additional Information

Additional information about first quarter 2016 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, May 4, 2016, at 8 a.m. CT. The webcast will be available via the Spectra Energy and Spectra Energy Partners Investors pages. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 70917861 or “Spectra Energy / Spectra Energy Partners Earnings Call.”

A replay of the call will be available until 5 p.m. CT on Friday, June 3, 2016, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally, and using the above conference ID. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners Investors pages.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests and ongoing diluted EPS provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Corp. Ongoing EBITDA represents EBITDA excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Corp’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Corp is net income.

The primary performance measure used by us to evaluate segment performance is segment EBITDA. We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and ongoing Other EBITDA (net expenses) as measures of performance. Ongoing segment EBITDA and ongoing Other EBITDA are non-GAAP financial measures, as they represent segment EBITDA and Other EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA and ongoing Other EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment EBITDA and ongoing Other EBITDA are segment EBITDA and Other EBITDA.

We have also presented Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the company to support dividend growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by dividends declared on common stock. The most directly comparable GAAP measure for DCF coverage is EPS.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2014 Form 10-K, filed on February 27, 2015, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 21,000 miles of natural gas, natural gas liquids, and crude oil pipelines;

approximately 300 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp

Quarterly Highlights

March 2016

(Unaudited)

(In millions, except per-share amounts and where noted)

Reported - These results include the impact of special items

	Three Months Ended March 31,
	2016	2015
COMMON STOCK DATA
Earnings Per Share, Diluted	$0.35	$0.40
Dividends Per Share	$0.405	$0.370
Weighted-Average Shares Outstanding, Diluted	675	673
INCOME
Operating Revenues	$1,384	$1,623
Total Reportable Segment EBITDA	769	791
Net Income - Controlling Interests	234	267
EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$473	$455
Distribution	170	192
Western Canada Transmission & Processing	123	161
Field Services	3	(17)

Total Reportable Segment EBITDA	769	791
Other EBITDA	(19)	(15)

Total Reportable Segment and Other EBITDA	$750	$776

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$523	$578
CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)	$495	$255
Distribution	125	89
Western Canada Transmission & Processing	62	45
Other	9	14

Total Capital and Investment Expenditures (a)	$691	$403

Expansion and Investment (a)	$603	$316
Maintenance and Other	88	87

Total Capital and Investment Expenditures (a)	$691	$403

	March 31,	December 31,
	2016	2015
CAPITALIZATION
Common Equity - Controlling Interests	27.9%	26.6%
Noncontrolling Interests and Preferred Stock	13.7%	13.6%
Total Debt	58.4%	59.8%
Total Debt	$14,993	$14,656
Book Value Per Share (b)	$10.47	$9.73
Actual Shares Outstanding (c)	684	671

(a)	Excludes contributions received from noncontrolling interests of $95 million in 2016 and $58 million in 2015.
(b)	Represents controlling interests.
(c)	Increase in 2016 resulted primarily from a newly initiated “At the Market” equity issuance program

Spectra Energy Corp

Quarterly Highlights

March 2016

(Unaudited)

(In millions, except where noted)

Reported - These results include the impact of special items

	Three Months Ended March 31,
	2016	2015
SPECTRA ENERGY PARTNERS
Operating Revenues	$624	$606
Operating Expenses
Operating, Maintenance and Other	205	207
Other Income and Expenses	54	56

EBITDA	$473	$455

Express Pipeline Revenue Receipts, MBbl/d (a)	233	246
Platte PADD II Deliveries, MBbl/d	124	169
DISTRIBUTION
Operating Revenues	$465	$662
Operating Expenses
Natural Gas Purchased	215	383
Operating, Maintenance and Other	82	86
Other Income and Expenses	2	(1)

EBITDA	$170	$192

Number of Customers, Thousands	1,441	1,422
Heating Degree Days, Fahrenheit	3,315	4,259
Pipeline Throughput, TBtu (b)	230	328
Canadian Dollar Exchange Rate, Average	1.37	1.24
WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$305	$370
Operating Expenses
Natural Gas and Petroleum Products Purchased	48	67
Operating, Maintenance and Other	137	147
Other Income and Expenses	3	5

EBITDA	$123	$161

Pipeline Throughput, TBtu	252	256
Volumes Processed, TBtu	176	180
Canadian Dollar Exchange Rate, Average	1.37	1.24
FIELD SERVICES
Earnings (loss) from Equity Investment in DCP	$3	$(17)

Natural Gas Gathered and Processed/Transported, TBtu/day (c)	6.9	7.1
Natural Gas Liquids Production, MBbl/d (c)	382	399
Average Natural Gas Price Per MMBtu (d)	$2.09	$2.98
Average Natural Gas Liquids Price Per Gallon (e)	$0.37	$0.49
Average Crude Oil Price Per Barrel (f)	$33.45	$48.63

(a)	Thousand barrels per day.
(b)	Trillion British thermal units.
(c)	Reflects 100% of DCP Midstream volumes.
(d)	Million British thermal units. Average price based on NYMEX
(e)	Does not reflect results of commodity hedges.
(f)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Three Months Ended March 31,
	2016	2015
Operating Revenues	$1,384	$1,623
Operating Expenses	890	1,082

Operating Income	494	541

Other Income and Expenses	65	44
Interest Expense	151	159

Earnings Before Income Taxes	408	426
Income Tax Expense	98	101

Net Income	310	325
Net Income - Noncontrolling Interests	76	58

Net Income - Controlling Interests	$234	$267

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31,	December 31,
	2016	2015
ASSETS
Current Assets	$1,475	$1,648
Investments and Other Assets	7,182	7,056
Net Property, Plant and Equipment	24,019	22,918
Regulatory Assets and Deferred Debits	1,415	1,301

Total Assets	$34,091	$32,923

LIABILITIES AND EQUITY
Current Liabilities	$3,163	$3,392
Long-term Debt	13,190	12,892
Deferred Credits and Other Liabilities	7,039	6,768
Preferred Stock of Subsidiaries	339	339
Equity	10,360	9,532

Total Liabilities and Equity	$34,091	$32,923

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2016	2015
Net Income	$310	$325
Add:
Interest expense	151	159
Income tax expense	98	101
Depreciation and amortization	193	193
Foreign currency (gain) loss	(2)	(1)
Less:
Third party interest income	—	1

EBITDA	750	776

Add:
(Earnings) Loss from equity investments	(33)	(24)
Distributions from equity investments (a)	65	54
Empress non-cash items	32	22
Non-cash impairment at Ozark Gas Gathering	—	9
Other	5	5
Less:
Interest expense	151	159
Equity AFUDC	25	16
Net cash paid (refund) for income taxes	(22)	(46)
Distributions to non-controlling interests	54	44
Maintenance capital expenditures	88	91

Total Distributable Cash Flow	$523	$578

(a)	2015 period excludes $2 million in distributions from equity investments.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

March 2016 Year-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$473	$—		$473
Distribution	170	—		170
Western Canada Transmission & Processing	123	—		123
Field Services	3	(7	) A	10

Total Reportable Segment EBITDA	769	(7)		776
Other	(19)	—		(19)

Total Reportable Segment and Other EBITDA	$750	$(7)		$757

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$750	$(7)		$757
Depreciation and Amortization	(193)	—		(193)
Interest Expense	(151)	—		(151)
Interest Income and Other	2	—		2
Income Tax Expense	(98)	3		(101)

Total Net Income	310	(4)		314
Total Net Income - Noncontrolling Interests	(76)	—		(76)

Total Net Income - Controlling Interests	$234	$(4)		$238

EARNINGS PER SHARE, BASIC	$0.35	$—		$0.35

EARNINGS PER SHARE, DILUTED	$0.35	$—		$0.35

A - Non-cash asset impairments and write-offs.

Weighted Average Shares (reported and ongoing) - in millions

Basic	674
Diluted	675

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

March 2015 Year-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$455	$(9	) A	$464
Distribution	192	—		192
Western Canada Transmission & Processing	161	—		161
Field Services	(17)	(3	) B	(14)

Total Reportable Segment EBITDA	791	(12)		803
Other	(15)	—		(15)

Total Reportable Segment and Other EBITDA	$776	$(12)		$788

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$776	$(12)		$788
Depreciation and Amortization	(193)	—		(193)
Interest Expense	(159)	—		(159)
Interest Income and Other	2	—		2
Income Tax Expense	(101)	4		(105)

Total Net Income	325	(8)		333
Total Net Income - Noncontrolling Interests	(58)	1		(59)

Total Net Income - Controlling Interests	$267	$(7)		$274

EARNINGS PER SHARE, BASIC	$0.40	$(0.01)		$0.41

EARNINGS PER SHARE, DILUTED	$0.40	$(0.01)		$0.41

A - Non-cash impairment at Ozark Gas Gathering.

B - Overhead reduction costs.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671
Diluted	673

Spectra Energy Corp

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions, except where noted)

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$310	$(4)	$314	$325	$(8)	$333
Add:
Interest expense	151	—	151	159	—	159
Income tax expense	98	(3)	101	101	(4)	105
Depreciation and amortization	193	—	193	193	—	193
Foreign currency (gain) loss	(2)	—	(2)	(1)	—	(1)
Less:
Third party interest income	—	—	—	1	—	1

EBITDA	750	(7)	757	776	(12)	788

Add:
(Earnings) Loss from equity investments	(33)	7	(40)	(24)	3	(27)
Distributions from equity investments	65	—	65	54	—	54
Empress non-cash items	32	—	32	22	—	22
Non-cash impairment at Ozark Gas Gathering	—	—	—	9	9	—
Other	5	—	5	5	—	5
Less:
Interest expense	151	—	151	159	—	159
Equity AFUDC	25	—	25	16	—	16
Net cash paid (refund) for income taxes	(22)	—	(22)	(46)	—	(46)
Distributions to non-controlling interests	54	—	54	44	—	44
Maintenance capital expenditures	88	—	88	91	—	91

Total Distributable Cash Flow	$523	$—	$523	$578	$—	$578